Exhibit 99.1

    NEOMAGIC(R) CORPORATION ANNOUNCES RESIGNATION OF BRIAN DOUGHERTY FROM
                               BOARD OF DIRECTORS

    SANTA CLARA, Calif., March 21 /PRNewswire-FirstCall/ -- NeoMagic Corporation (Nasdaq: NMGC), a leader and pioneer in developing and delivering low power solutions for multimedia-rich mobile phones and handheld devices, announced today that Mr. Brian Dougherty has decided to step down from his position on the Board of Directors of NeoMagic Corporation, effective today, due to personal health reasons. As a result of his being diagnosed with throat cancer, Mr. Dougherty is focusing all of his efforts on regaining his health. The entire NeoMagic team wishes him well in his efforts to regain his health.

    About NeoMagic
    NeoMagic Corporation delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form factor and high performance processing. The Company demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and is developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, DMB, and DVB-H. For its complete system solution, NeoMagic delivers a suite of middleware and sample applications for imaging, video and audio functionality, and provides multiple operating system ports with customized drivers for the MiMagic product family. NeoMagic has a patent portfolio of over 25 patents that cover NeoMagic's proprietary array processing technology, embedded DRAM and other technology. Information on the company may be found on the World Wide Web at www.neomagic.com.
    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO )

    NOTE: NeoMagic, and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other trademarks are the property of their respective owners. NeoMagic disclaims any proprietary interest in the marks and names of others.

SOURCE  NeoMagic Corporation
    -0-                             03/21/2006
    /CONTACT: Scott Sullinger, Chief Financial Officer of NeoMagic Corporation, +1-408-486-3955/
    /Photo:   NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020802/NMGCLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.neomagic.com /
    (NMGC)

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